FOR IMMEDIATE RELEASE
THURSDAY, MAY 18, 2006

HURCO REPORTS RECORD SALES AND OPERATING INCOME IN ITS SECOND QUARTER 2006 RESULTS
INDIANAPOLIS, INDIANA, — May 18, 2006—Hurco Companies, Inc. (Nasdaq:HURC) today announced that for its second fiscal quarter, which ended April 30, 2006, it recorded net income of $3,929,000, or $.62 per share, compared to $3,299,000, or $.52 per share, for the corresponding quarter of 2005. For the first six months of fiscal 2006, Hurco recorded net income of $6,962,000 or $1.09 per share, compared to $6,329,000 or $1.00 per share, for the corresponding 2005 period.
The company noted that its provision for income taxes increased from prior periods by approximately $1,500,000 during the second quarter of fiscal 2006 and $2,700,000 for the six month period, due primarily to the company’s prior utilization of substantially all of its domestic net operating loss carryforwards. Income before taxes for the latest quarter was $6,179,000, an increase of 51% over the $4,080,000 reported in the same period one year ago.
Sales and service fees for the second quarter of fiscal 2006 were the highest in the company’s history and totaled $36,861,000, an increase of $5,871,000, or 19%, from the amount recorded in the corresponding quarter of 2005, which was also a record at that time. Due to the effects of a stronger U.S. Dollar when translating foreign sales for financial reporting purposes, sales and service fees for the second quarter of fiscal 2006 were approximately $1,600,000 less than would have been the case if foreign sales had been translated at the same rate of exchange that was utilized for the second quarter of 2005. The company attributed the significant growth in its second quarter revenues to a 27% increase in unit sales of its higher margin VMX computerized machine tools, which was most pronounced in the United States and Europe. Sales and Service fees for the six months ended April 30, 2006 totaled $68,755,000, an increase of $7,519,000, or 12%. Sales and service fees for the six months were unfavorably affected by approximately $3,400,000 due to currency translation.
New orders booked in the second quarter of fiscal 2006 totaled $36,990,000, an increase of $4,058,000, or 12%, from the amount recorded in the second quarter of 2005. For the six months ended April 30, 2006, new orders totaled $74,721,000, an increase of $14,904,000, or 25%, over the 2005 amount. The impact of currency translation on new orders booked was consistent with the impact on sales and service fees.
Gross margin for the second quarter of fiscal 2006 was 35.8% compared to 34.7% for the prior year period. The improvement was primarily due to the increased unit sales partially offset by the unfavorable effects of a strengthening U.S. Dollar compared to the prior year period. Selling, general and administrative expenses were $7,140,000 for the 2006 period, an increase of $777,000, or 12%, over the amount recorded for the corresponding 2005 period, primarily due to increased sales and marketing expenses.
Operating income for the second quarter of fiscal 2006 was a record for Hurco and totaled $6,039,000 or 16% of sales and service fees, compared to $4,404,000, or 14% of sales and service fees, for the same period in the prior year.

Michael Doar, Chief Executive Officer, stated, "The financial results for our second quarter are very satisfying. Our sales and service fees reached record levels and orders remained strong. We are continuing to increase our production capacity to fulfill orders received in the first half of fiscal 2006 and future orders.”
Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia.
Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	Stephen J. Alesia
Vice President & CFO
317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Sales and service fees	$36,861	$30,990	$68,755	$61,236

Cost of sales and service	23,682	20,223	44,649	40,729
Gross profit	13,179	10,767	24,106	20,507

Selling, general and administrative expenses	7,140	6,363	13,436	12,550
Operating income	6,039	4,404	10,670	7,957

Interest expense	80	86	164	169

Other income (expense), net	220	(238)	325	(309)

Income before taxes	6,179	4,080	10,831	7,479

Provision for income taxes	2,250	781	3,869	1,150

Net income	$3,929	$3,299	$6,962	$6,329

Earnings per common share

Basic	$0.62	$0.53	$1.11	$1.03
Diluted	$0.62	$0.52	$1.09	$1.00

Weighted average common shares outstanding
Basic	6,291	6,193	6,291	6,131
Diluted	6,377	6,370	6,377	6,307

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended April 30,		Six Months Ended April 30,
Operating Data:	2006	2005	2006	2005
	(unaudited)		(unaudited)
Gross margin	35.8%	34.7%	35.1%	33.5%

SG&A expense as a percentage of sales	19.4%	20.5%	19.5%	20.5%

Operating income as a percentage of sales	16.4%	14.2%	15.5%	13.0%

Income before taxes as a percentage of sales	16.8%	13.2%	15.8%	12.2%

Effective Tax Rate	36.4%	19.1%	35.7%	15.4%

Depreciation	367	305	732	622

Capital expenditures	704	452	1,196	1,075

Balance Sheet Data:	4/30/2006	4/30/2005

Working capital (excluding short term debt)	$50,761	$35,504

Days sales outstanding	45	44

Inventory turns	2.5	2.3

Capitalization
Total debt	$4,074	$4,395
Shareholders' equity	67,624	48,246
Total	$71,698	$52,641

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	April 30,	October 31,
	2006	2005
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$24,210	$17,559
Accounts receivable	24,631	20,100
Inventories	36,308	29,530
Deferred tax assets, net	2,267	3,043
Other	4,072	3,586
Total current assets	91,488	73,818

Property and equipment:
Land	761	761
Building	7,234	7,205
Machinery and equipment	13,533	13,170
Leasehold improvements	1,111	1,102
	22,639	22,238
Less accumulated depreciation and amortization	(13,765)	(13,187)
	8,874	9,051

Deferred tax assets, net	1,303	1,346
Software development costs, less amortization	4,471	3,752
Investments and other assets	6,796	6,147
	$112,932	$94,114

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,023	$17,051
Accrued expenses	12,704	13,584
Current portion of long-term debt	131	126
Total current liabilities	40,858	30,761

Non-current liabilities:
Long-term debt	3,943	4,010
Deferred credits and other obligations	507	399
Total liabilities	45,308	35,170

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; and 6,341,020 and 6,220,220 shares issued, respectively	634	622
Additional paid-in capital	49,727	48,701
Retained earnings	19,962	13,001
Accumulated other comprehensive income	(2,699)	(3,380)
Total shareholders' equity	67,624	58,944
	$112,932	$94,114